Exhibit 10.10

TRANSPORTATION SERVICES AGREEMENT

(Crude Oil Pipeline Systems)

THIS TRANSPORTATION SERVICES AGREEMENT (this “Agreement”) is dated as of [            ], 2012, by and between Marathon Pipe Line LLC, a Delaware limited liability company (“MPL”), and Marathon Petroleum Company LP, a Delaware limited partnership (“MPC”), both referred to jointly as the “Parties” and each individually as a “Party”.

WITNESSETH

WHEREAS, MPC desires to move Crude Petroleum from origin points in [            ] to a destination point in [            ];

WHEREAS, MPL intends to provide transportation services with respect to Crude Petroleum owned by MPC on the Pipeline System, as further described herein, subject to the terms and conditions of this Agreement;

WHEREAS, MPL agrees to operate and maintain the Pipeline System in good working order and transport Crude Petroleum for MPC on the Pipeline System, subject to the terms and conditions of this Agreement; and

WHEREAS, MPL has requested that MPC agree that certain minimum volumes of Crude Petroleum will be tendered through the Pipeline System.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth hereinafter, MPC and MPL agree as follows:

1.	Definitions

“Barrel” means forty-two (42) U.S. gallons measured at sixty (60) degrees Fahrenheit.

“Binding Nominated Volume” means the binding nominations of MPC determined pursuant to the Tariff.

“Capacity Restoration” has the meaning set forth in Section 5.4

“Confidential Information” means any proprietary or confidential information that is competitively sensitive material or otherwise of value to a Party or its affiliates and not generally known to the public, including trade secrets, scientific or technical information, design, invention, process, procedure, formula, improvements, product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer identities and profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Party or its affiliates and the consumers, customers, clients and suppliers of any of the foregoing. Confidential Information includes such information as may be contained in or embodied by documents, substances, engineering and laboratory notebooks, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing; provided, however, that Confidential Information does not include information that a receiving Party can show (a) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement, (b) has been furnished or made known to the receiving Party without any obligation to keep it confidential by a third party under circumstances which are not known to the receiving Party to involve a breach of the third party’s obligations to a Party or (c) was developed independently of information furnished or made available to the receiving Party as contemplated under this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Credit Period” has the meaning set forth in Section 3.6.

“Crude Petroleum” has the meaning set forth in the Tariff.

“Day” means a period of twenty-four (24) consecutive hours commencing 12:00 a.m. Central Standard Time, or such other period upon which the Parties may agree.

“Deficiency Volume” has the meaning set forth in Section 3.5.

“Deliveries” means the volume of Crude Petroleum delivered through the Pipeline System.

“Effective Date” has the meaning set forth in Section 2.1.

“Extension Period” has the meaning set forth in Section 2.2.

“FERC” means the Federal Energy Regulatory Commission or any successor governmental agency having jurisdiction over the regulation of common carrier pipelines currently governed by the FERC.

“First Offer Period” has the meaning set forth in Section 13.6.

“Force Majeure” means acts of God, fires, floods, storms; compliance with orders of courts or governmental authorities; explosions, wars, terrorist acts, riots, strikes, lockouts or other industrial disturbances; accidental disruption of service; breakdown of machinery, storage tanks or pipelines and inability to obtain or unavoidable delays in obtaining material or equipment; and similar events or circumstances that prevent a Party’s ability to perform its obligations under this Agreement, so long as such events or circumstances are beyond the Party’s reasonable control and could not have been prevented by the Party’s due diligence; provided, however, that a Party’s failure to pay any amounts due hereunder shall not constitute a Force Majeure event.

“Force Majeure Notice” has the meaning set forth in Section 4.1.

“Force Majeure Period” has the meaning set forth in Section 4.1.

“Initial Term” has the meaning set forth in Section 2.2.

“Light Equivalent Barrel” means a volume of Crude Petroleum equal to (a) one Barrel of Crude Petroleum multiplied by the sum of (i) the applicable Tariff Rate for such MPC Deliveries and (ii) the applicable viscosity surcharge for such MPC Deliveries, divided by (b) the applicable Tariff Rate.

“MPC Deliveries” means the volume of Crude Petroleum that MPC as the shipper of record delivered through the Pipeline System.

“MPC Termination Notice” has the meaning set forth in Section 4.2.

“Minimum Capacity” has the meaning set forth in Section 3.3.

“Monthly Commitment” has the meaning set forth in Section 3.6.

“Nominated Volume” means, with respect to any period, the volume of Crude Petroleum nominated in such period by MPC pursuant to the Tariff.

“Notice Period” has the meaning set forth in Section 7.1.

“Operational Modification” has the meaning set forth in Section 6.

“Partnership Change of Control” means Marathon Petroleum Corporation ceases to Control the general partner of MPLX LP.

“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or governmental authority or any department or agency thereof.

“Pipeline System” means the Crude Petroleum pipeline system owned or leased by MPL with origination points located at [            ] and a destination point located at [            ], including any existing and future injection and truck unloading points on such pipeline system.

“Prepaid Transportation Credits” has the meaning set forth in Section 3.6.

“Quarter” means the consecutive three (3) calendar month periods, or portion thereof, commencing January 1, April 1, July 1 and October 1 of each year during the Term hereof.

“Quarterly Deficiency Payment” has the meaning set forth in Section 3.6.

“Quarterly Throughput Commitment” means, with respect to a Quarter, a volume of Crude Petroleum equal to [(a) the lesser of (i)] [            ] Light Equivalent Barrels per Day [and (ii) [            ] Light Equivalent Barrels per Day minus the sum of all third party shipments of Light Equivalent Barrels per Day on the Pipeline System for such Quarter,] multiplied by (b) the number of Days in such Quarter. The Quarterly Throughput Commitment will be reduced proportionately for any partial Quarter during the Term.

“Representatives” has the meaning set forth in Section 10.1.

“Suspension Notice” has the meaning set forth in Section 7.1.

“Tariff” means MPL’s FERC No. [            ] tariff and the rules and regulations of MPL’s FERC No. [            ], including supplements thereto and reissues thereof, under which Crude Petroleum is transported through the Pipeline System.

“Tariff Rate” means the rate set forth in the Tariff for transportation of Crude Petroleum on the Pipeline System, excluding any viscosity surcharge, loading, handling, transfer and other charges.

“Term” has the meaning set forth in Section 2.2.

“Termination Notice” has the meaning set forth in Section 4.1.

“Transportation Right of First Refusal” has the meaning set forth in Section 13.6.

“Weighted Average Tariff Rate” means the average Tariff Rate actually incurred by MPC during any Quarter for transportation of all MPC Deliveries on the Pipeline System for such Quarter.

2.	Effective Date and Term

2.1	MPC’s obligations, as described in this Agreement, shall commence on [ ], 2012 (the “Effective Date”).

2.2

This Agreement shall be binding upon the Parties under the same conditions and provisions for a time period commencing on the Effective Date and shall continue through December 31, [2022] (the “Initial Term”). This Agreement will automatically renew for up to two (2) renewal terms of [five (5)] years each (each, an “Extension Period”) unless either Party provides the other Party with written notice of its intent to terminate this Agreement at least six (6) months prior to the end of the Initial Term or the then-current Extension Period. The Initial Term and Extension Period, if any, shall be referred to in this Agreement as the “Term”.

3.	Tariff Rate and Guarantees to the Pipeline System

3.1	During the Term, MPC shall ship on the Pipeline System each Quarter an aggregate volume of Crude Petroleum equal to its Quarterly Throughput Commitment for such Quarter or, in the event it fails to do so, shall remit to MPL the Quarterly Deficiency Payment pursuant to Section 3.5. All volumes shipped by MPC on the Pipeline System will be subject to the Tariff, as may be adjusted from time to time in accordance with FERC methodologies and as provided herein.

3.2	MPC shall be deemed to have shipped its Quarterly Throughput Commitment if the average quantity of Crude Petroleum that MPC ships on the Pipeline System in any Quarter under the Tariff equals at least the Quarterly Throughput Commitment for such Quarter.

3.3	Except during a Force Majeure event or a temporary shutdown of the Pipeline System for pipeline testing and maintenance, MPL agrees to maintain and operate the Pipeline System so that the actual operating capacity of the Pipeline System that is available for shipment of Crude Petroleum equals or exceeds [ ] Light Equivalent Barrels per Day (the “Minimum Capacity”), and MPL may transport volumes in excess of any volumes shipped by MPC to the extent there is available capacity on the Pipeline System.

3.4	MPC agrees to pay MPL monthly: (a) the Tariff Rate in effect for all MPC Deliveries transported by MPL on the Pipeline System during such month; and (b) any viscosity surcharge, loading, handling, transfer and other charges incurred with respect to such MPC Deliveries for such month in accordance with the provisions as set forth in the Tariff (or any other tariffs that may be applicable to such MPC Deliveries). Such monthly payments will be paid by MPC to MPL within fifteen (15) Days of the invoice date.

3.5	Subject to the provisions of Section 4, if the aggregate volumes of Crude Petroleum shipped by MPC during any Quarter are less than MPC’s Quarterly Throughput Commitment for such Quarter then, in addition to paying any amounts incurred by MPC pursuant to Section 3.4 with respect to the MPC Deliveries for such Quarter, MPC shall also pay MPL a deficiency payment (the “Quarterly Deficiency Payment”) equal to the product of:

(a)	the difference between MPC’s Quarterly Throughput Commitment for such Quarter and the aggregate volume of MPC Deliveries for such Quarter (the “Deficiency Volume”); and

(b)	the Weighted Average Tariff Rate for such Quarter.

Quarterly Deficiency Payments, if any, shall be paid by MPC to MPL either ten (10) Days following MPC’s receipt of the applicable invoice from MPL or the last Day of the month following the end of the applicable Quarter, whichever is later.

3.6	The dollar amount of any Quarterly Deficiency Payments paid by MPC shall constitute prepayment for transportation of Crude Petroleum by MPC on the Pipeline System and will be posted as a credit (“Prepaid Transportation Credits”) to MPC’s account. If, during any Quarter during the Term, MPC Deliveries exceed MPC’s Quarterly Throughput Commitment for such Quarter, MPC shall be permitted to apply Prepaid Transportation Credits against any amounts due from MPC and payable to MPL with respect to the transportation of any volume in excess of MPC’s Quarterly Throughput Commitment for such Quarter. Any Prepaid Transportation Credits that are not used by MPC during the [four (4)] Quarters immediately following the Quarter for which said Prepaid Transportation Credits were posted to MPC’s account (the “Credit Period”) will expire. If, during any such [four (4)] Quarter period the Nominated Volume for any month equals or exceeds the applicable portion of MPC’s Quarterly Throughput Commitment for such month (the “Monthly Commitment”), but MPC is prevented from shipping volumes in excess of the Monthly Commitment during such month because of a lack of available capacity on the Pipeline System, either because (a) the Pipeline System is in allocation, or (b) a Force Majeure has occurred that prevents MPL from transporting MPC volumes in excess of the Monthly Commitment, then the Credit Period shall be extended by an equivalent time period for which MPC has been prevented from shipping volumes in excess of the Monthly Commitment. For the purposes of this Section 3.6, during the Term, if the Pipeline System is in allocation for any portion of a month, the Pipeline System will be considered to be in allocation for the entirety of such month.

3.7	Notwithstanding anything in Section 3.6 to the contrary, upon the expiration or termination of this Agreement for any reason, to the extent that MPC, at the time of such expiration or termination, holds any unused Prepaid Transportation Credits, MPC shall be permitted to apply such Prepaid Transportation Credits against any amounts incurred by MPC and payable to MPL with respect to any MPC Deliveries until the expiration of the applicable Credit Period with respect to such Prepaid Transportation Credits. This Section 3.7 shall survive the expiration or termination of this Agreement.

3.8	If, during any month, the Nominated Volume averages at least the Monthly Commitment for such month but the Binding Nominated volume for such month is less than the Monthly Commitment for such month, due to the Pipeline System being in allocation as provided in the Tariff, then MPC shall be deemed to have shipped the Monthly Commitment for such month.

3.9	If, during any month, the Nominated Volume averages at least the Monthly Commitment for such month, and MPC is prevented from shipping the Monthly Commitment solely because the available throughput or storage capacity of the Pipeline System falls below the Minimum Capacity, then MPC shall be deemed to have shipped the Monthly Commitment for such month.

3.10	If, during any month, the Nominated Volume averages less than the Monthly Commitment for such month and MPC is prevented from shipping its Binding Nominated Volume solely because the Pipeline System is in allocation as provided in the Tariff, then MPC shall be deemed to have shipped its Binding Nominated Volume for such month.

3.11

No later than the 20th day of the month following each Quarter, MPL shall provide to MPC a spreadsheet, substantially in the form of Exhibit “A” attached hereto and made a part hereof, showing MPC’s total throughput and any Quarterly Deficiency Payments paid by MPC for such Quarter, as well as any Prepaid Transportation Credits in MPC’s account.

3.12	MPL may file to adjust the Tariff Rate based on the FERC inflationary index for interstate pipelines. If the FERC terminates its indexing methodology and does not adopt a new methodology, the Parties will negotiate in good faith to determine any adjustment to the Tariff Rate.

3.13	MPC shall reimburse MPL for, or MPL shall be permitted to file Tariff Rate increases for, each of the following:

(a)	any costs incurred by MPL in complying with any new laws or regulations that affect the services provided to MPC under this Agreement, provided that (i) compliance by MPL with any such new law or regulation requires substantial and unanticipated capital expenditures by MPL, (ii) MPL has made efforts to mitigate the effect of such laws or regulations, and (iii) MPC will only be charged its proportionate share of any such costs based on its shipments on the Pipeline System. MPC and MPL will negotiate in good faith to agree on the level of the increased Tariff Rate, which will be sufficient to allow MPL to recover its cost of service consistent with established FERC ratemaking principles;

(b)	all taxes (other than income taxes, gross receipt taxes, ad valorem taxes, property taxes and similar taxes) incurred by MPL on MPC’s behalf with respect to the services provided under this Agreement, if such reimbursement is not prohibited by applicable law; and

(c)	the actual costs of any capital expenditures MPL agrees to make at MPC’s request.

3.14	MPC and its duly authorized representatives may, at MPC’s option and at its sole expense at all reasonable times, but not more often than once in any calendar year, audit the books and records of MPL with respect to the Quarterly Deficiency Payments and any amounts payable by MPC hereunder. Any audit of a particular calendar year must commence during the two-year period (or such longer period as the Parties may agree) following the end of such year.

3.15	During the Term hereof, MPL shall maintain the Tariff for transportation of Crude Petroleum through the Pipeline System and, except as expressly provided herein, MPL shall not make material changes to the Tariff without MPC’s consent, which shall not be unreasonably withheld. MPC’s withholding its consent shall not be considered unreasonable if the proposed Tariff change would materially restrict or limit MPC’s ability to ship the Quarterly Throughput Commitment on terms consistent with those set forth in this Agreement or would otherwise negatively alter or abridge MPC’s rights as stated in this Agreement.

3.16	Notwithstanding Section 3.13, MPL may change the Tariff as may be reasonably required in response to changes in applicable laws. However, before filing any such Tariff changes with the applicable governmental authority, MPL shall transmit a copy of the proposed Tariff change to MPC and afford MPC a reasonable period of time to submit comments to MPL as to whether the proposed Tariff change is appropriate and in accordance with the provisions of this Agreement. MPL shall take into account MPC’s comments in any Tariff that it subsequently files with the applicable governmental authority.

4.	Force Majeure

4.1

As soon as possible upon the occurrence of a Force Majeure event, MPL shall provide MPC with written notice of the occurrence of such Force Majeure event (a “Force Majeure Notice”). MPL shall identify the full particulars and the approximate length of time that MPL reasonably believes in good faith such Force Majeure event shall continue (the “Force Majeure Period”). If MPL advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than twelve (12) consecutive months, then, subject to Section 5 below, at any time after MPL delivers such Force Majeure Notice, either Party may terminate this Agreement, but only upon delivery to the other Party of a notice (a “Termination Notice”) at least twelve (12) months prior to the expiration of the Force Majeure Period; provided, however, that such Termination Notice shall be deemed canceled and of no effect if the Force Majeure Period ends prior to the expiration of such twelve (12) month period. For the avoidance of doubt, neither Party may exercise its right under this Section 4.1 to terminate this Agreement as a result of a Force Majeure event with respect to any machinery, storage tanks, lines of pipe or other equipment that has been unaffected by, or has been restored to working order since, the applicable Force Majeure event, including pursuant to a restoration under Section 5.

4.2	Notwithstanding the foregoing, if MPC delivers a Termination Notice to MPL (the “MPC Termination Notice”) and, within thirty (30) days after receiving such MPC Termination Notice, MPL notifies MPC that MPL reasonably believes in good faith that it shall be capable of fully performing its obligations under this Agreement within a reasonable period of time, then the MPC Termination Notice shall be deemed revoked and the applicable portion of this Agreement shall continue in full force and effect as if such MPC Termination Notice had never been given.

4.3	Subject to Section 5 below, MPL’s obligations may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure event that prevents MPL from transporting the Minimum Capacity. If MPL is unable to transport the Minimum Capacity due to a Force Majeure event, then MPC’s obligation to ship the Quarterly Throughput Commitment and pay the Quarterly Deficiency Payment shall be reduced to the extent that MPL is prevented from transporting the full Quarterly Throughput Commitment. At such time as MPL is capable of transporting volumes equal to the Throughput Commitment, MPC’s obligation to ship the full Quarterly Throughput Commitment shall be restored.

4.4	If MPC experiences a Force Majeure event at its [ ] refinery, MPC shall provide MPL with written notice of the occurrence of such Force Majeure event. MPC shall identify the full particulars and approximate length of time that MPC reasonably believes in good faith such Force Majeure event shall continue. If such Force Majeure event reduces the applicable refinery’s Crude Petroleum throughput capacity by at least 50% for a period of thirty (30) Days or more, then MPC’s Quarterly Throughput Commitment will be reduced by 50%, regardless of the actual reduction in such refinery’s Crude Petroleum throughput capacity, for the duration of such reduction in throughput capacity.

5.	Capabilities of the Pipeline System

5.1

MPL shall use reasonable commercial efforts to minimize the disruption of service on the Pipeline System and any portion thereof. MPL shall promptly inform MPC of any anticipated partial or complete disruption of service on the Pipeline System that is reasonably expected to extend for more than twenty-four (24) hours, including relevant information about the nature, extent, cause and expected duration of the disruption and the actions MPL is taking to resume full operations, provided that MPL shall not have any liability for any failure to notify, or delay in notifying, MPC of any such matters except to the extent MPC has been materially prejudiced or damaged by such failure or delay. MPL will provide MPC with at least ninety (90) days’ notice of any planned maintenance or repair activity on the Pipeline System that will significantly reduce the Minimum Capacity.

5.2	Subject to Force Majeure, disruptions for routine repair and maintenance consistent with crude petroleum pipeline industry standards, scheduling requirements as set forth in the Tariff, and any requirements of applicable law, MPL shall accept for shipment on the Pipeline System in accordance with pipeline industry standards all Crude Petroleum that meets the quality specifications of the Tariff. Further, MPL shall maintain and repair all portions of the Pipeline System in accordance with pipeline industry standards and in a manner which allows the Pipeline System to be capable, subject to Force Majeure or temporary shutdown for pipeline testing and maintenance, of shipping, storing and delivering volumes of Crude Petroleum that are no less than the Minimum Capacity.

5.3	If, for any reason, including without limitation a Force Majeure event, the throughput or storage capacity of the Pipeline System falls below the Minimum Capacity, then (a) during such period of reduced throughput or storage, MPC’s obligation to ship the Quarterly Throughput Commitment shall be reduced as described in Section 4.3 above and (b) within a reasonable period of time after the commencement of such reduction, MPL shall make repairs to and/or replace the affected portion of the Pipeline System to restore the capacity of the Pipeline System to the Minimum Capacity. Except as provided below in Section 5.4 and Section 5.5, all such restoration shall be at MPL’s cost and expense unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of MPC, its employees, agents or customers.

5.4

If, for any reason, MPL fails to maintain the Pipeline System capacity at least at the Minimum Capacity for a period of thirty (30) consecutive Days, except during a Force Majeure event or temporary shutdown for pipeline testing and maintenance, either Party shall have the right to call a meeting between executives of both Parties by providing at least two (2) Business Days’ prior written notice. Any such meeting shall be held at a mutually agreeable location and will be attended by executives of both Parties having sufficient authority to commit his or her respective Party to a Capacity Restoration (hereinafter defined). At the meeting, the Parties will negotiate in good faith with the objective of reaching a joint resolution for the restoration of capacity on the affected portion of the Pipeline System which will, among other things, specify steps to be taken by MPL to fully accomplish such restoration and the deadlines by which such restoration must be completed (the “Capacity Restoration”). Without limiting the generality of the foregoing, the Capacity Restoration shall set forth an agreed upon time schedule for such restoration. Such time schedule shall be reasonable under the circumstances, consistent with customary pipeline transportation industry standards and shall take into consideration MPL’s economic considerations relating to costs of the repairs and MPC’s requirements concerning its operations. In the event MPC’s economic considerations justify incurring additional costs to restore the Pipeline System in a more expedited manner than the time schedule determined in accordance with the preceding sentence, MPC may require MPL to expedite the restoration to the extent reasonably possible, subject to MPC’s payment, in advance, of the estimated incremental costs to be incurred by MPL as a result of such expedited time schedule. In the event the Parties agree to an expedited restoration plan wherein MPC agrees to fund a portion of the restoration cost, then neither Party shall have the right to terminate this Agreement pursuant to Section 4.1 above so long as such restoration is being conducted with due diligence, and MPC shall pay such portion of the restoration cost to MPL in advance based on an estimate conforming to reasonable engineering standards applicable to petroleum pipelines. Upon completion of the restoration, MPC shall pay the difference between the actual portion of restoration costs to be paid by MPC pursuant to this Section 5.4 and the estimated amount paid under the preceding sentence within thirty (30) days after receipt of MPL’s invoice or, if appropriate, MPL shall refund to MPC the excess of the estimate paid by MPC over MPL’s actual costs as previously described within thirty (30) days after completion of the restoration.

5.5	If MPL either (a) refuses or fails to meet with MPC within the period set forth in Section 5.4, (b) fails to agree to perform a Capacity Restoration in accordance with the statements set forth in Section 5.4 or (c) fails to perform its obligations in compliance with the terms of a Capacity Restoration, then MPC may require MPL to complete a restoration of the affected portion of the Pipeline System. Any such restoration required under this Section 5.5 shall be completed by MPL at MPC’s cost. MPL shall use commercially reasonable efforts to continue to provide transportation of Crude Petroleum tendered by MPC under the Tariff while such restoration is being completed. Any work performed by MPL pursuant to this Section 5.5 shall be performed and completed in a good and workmanlike manner consistent with applicable pipeline industry standards and in accordance with all applicable laws.

5.6	The services provided by MPL pursuant to this Agreement shall consist only of transportation pursuant to the Tariff and MPL will not be obligated to provide terminalling or tankage facilities at any location or any intermediate interconnection point or truck unloading as part of the services it provides.

5.7	Any liability and measurement of volume losses of Crude Petroleum will be governed by the Tariff.

6.	Operational Modification, Additional Facilities and Capacity Expansion Requested by MPC

MPC may at any time make a written request to MPL for an operational modification, including new truck unloads; additional facilities; and/or capacity expansion on the Pipeline System (collectively, the “Operational Modification”), and shall include in such written request the parameters and specifications of the requested Operational Modification. Upon receipt of such a request, MPL shall promptly evaluate the relevant factors related to such request, including, without limitation: engineering and design criteria, limitations affecting the Operational Modification, cost and financing factors and the effect of the Operational Modification on the overall operation of the Pipeline System. If MPL determines that such Operational Modification is operationally and commercially feasible, MPL shall present a proposal to MPC concerning the design and projected costs of such Operational Modification and how such costs might be funded by or recovered from MPC. If MPL determines the Operational Modification is not commercially or operationally feasible, it shall provide MPC with an explanation of and justification for such determination. If MPL notifies MPC that the Operational Modification may be commercially and operationally feasible, the Parties shall negotiate in good faith to determine appropriate terms and conditions of MPC’s implementation of such Operational Modification, which shall include, without limitation, the scope and the appropriate timing of such Operational Modification, as well as a reasonable return on capital with respect to such Operational Modification, which may include, without limitation, direct funding of all or part of the costs by MPC, an increase in Tariff Rate and/or an increase in the Quarterly Throughput Commitment.

7.	Suspension of Refinery Operations

7.1	In the event MPC decides to permanently or indefinitely suspend refining operations at either its [ ] refinery or its [ ] refinery for a period that shall continue for at least twelve (12) consecutive months, [the Parties will negotiate in good faith an appropriate reduction to the Quarterly Throughput Commitment if the other refinery is remaining in operation. If the Parties are unable to agree on an appropriate reduction to the Quarterly Throughput Commitment,] MPC may provide written notice to MPL of MPC’s intention to suspend operations (the “Suspension Notice”). Such Suspension Notice shall be sent at any time after MPC has publicly announced such suspension of operations and, upon the expiration of the twelve (12) month period following the date such notice is sent (the “Notice Period”), this Agreement shall terminate. If MPC publicly announces, at least two (2) months prior to the expiration of the Notice Period, its intent to resume operations at the [ ] refinery or the [ ] refinery, as the case may be, then the Suspension Notice shall be deemed revoked and this Agreement shall continue in full force and effect as if such Suspension Notice had never been delivered.

7.2	If refining operations at MPC’s [ ] refinery are suspended for any reason (including refinery turnaround operations and other scheduled maintenance), MPC shall remain liable for Quarterly Deficiency Payments under this Agreement for the duration of such suspension, unless and until this Agreement is terminated as provided in Section 7.1.

7.3	MPC shall provide MPL with at least thirty (30) Days’ prior written notice of any suspension of operations at the [ ] refinery due to a planned refinery turnaround or significant scheduled maintenance.

8.	Nominations and Tenders

MPC’s monthly nominations and tenders of Crude Petroleum for shipment through the Pipeline System, and MPL’s obligation to accept and transport such volumes of Crude Petroleum, shall at all times be subject to the terms and provisions of the Tariff and the rules and regulations of the FERC. Subject to the FERC’s approval, the Tariff shall be consistent with the rights and obligations of the Parties under this Agreement.

9.	Regulatory Matters

9.1	In the event that the FERC takes any adverse action with respect to the Tariff or any tariff that MPL may file in the future, in each case that negatively affects the rights or obligations of MPC under this Agreement, MPL shall diligently defend the Tariff, including appealing any such adverse action. If any such adverse action is not stayed pending appeal, each Party’s obligations under this Agreement shall be suspended until a stay is implemented or a final, non-appealable decision is rendered with respect to such adverse action. If a final, non-appealable decision is ultimately issued by the FERC and confirmed by a court having final authority in the matter that requires MPL to amend the Tariff in a manner that is fundamentally contradictory to the provisions of this Agreement, then the Parties shall negotiate in good faith to amend this Agreement to comply with any such judgment and to retain the protections and structures reflected by its current terms to the maximum extent permissible under such judgment. In the event the Parties are unable to reach agreement with respect to such an amendment within a reasonable period of time (which shall not be less than thirty (30) days) after the issuance of such final judgment, then either Party may terminate this Agreement upon written notice to the other Party.

9.2	MPC hereby agrees: (a) to take all such actions and do all such things as MPL shall reasonably request in connection with its applications for, and the processing of, any necessary certificates, approvals and authorizations of any applicable governmental authorities; (b) at all times to support the Tariff specified in this Agreement as a rate that MPC has agreed to pay; (c) not directly or indirectly take any action that indicates a lack of support for the Tariff at the terms agreed to by MPC in this Agreement; and (d) not to file any action, protest, complaint or other action with the FERC with respect to the Tariff, including any increased rates based on the inflationary index referred to in Section 3.12.

9.3	The Parties acknowledge and agree that MPL operates the Pipeline System as a common carrier, and MPC’s rights as a shipper on the Pipeline System shall be subject to all applicable laws related to common carrier pipelines. The terms and provisions of the Tariff shall apply to the services provided by MPL pursuant to this Agreement.

9.4	In carrying out the terms and provisions of this Agreement, the Parties shall comply with all present and future applicable laws of any governmental authority having jurisdiction.

10.	Confidentiality

10.1	From and after the Effective Date, each Party shall hold, and shall cause its affiliates and its and their respective directors, managers, officers, employees, agents, consultants, advisors, contractors, and other representatives (collectively, “Representatives”) to hold all Confidential Information of the other Party in strict confidence, with at least the same degree of care that applies to such Party’s confidential and proprietary information and shall not use such Confidential Information except in connection with its performance or acceptance of services hereunder and shall not release or disclose such Confidential Information to any other Person, except its Representatives. Each Party shall be responsible for any breach of this section by any of its Representatives.

10.2	If a Party receives a subpoena or other demand for disclosure of Confidential Information received from any other Party or must disclose to a governmental authority any Confidential Information received from such other Party in order to obtain or maintain any required governmental approval, the receiving Party shall, to the extent legally permissible, provide notice to the providing Party before disclosing such Confidential Information. Upon receipt of such notice, the providing Party shall promptly either seek an appropriate protective order, waive the receiving Party’s confidentiality obligations hereunder to the extent necessary to permit the receiving Party to respond to the demand, or otherwise fully satisfy the subpoena or demand or the requirements of the applicable governmental authority. If the receiving Party is legally compelled to disclose such Confidential Information or if the providing Party does not promptly respond as contemplated by this section, the receiving Party may disclose that portion of Confidential Information covered by the notice or demand.

10.3	Each Party acknowledges that the disclosing Party would not have an adequate remedy at law for the breach by the receiving Party of any one or more of the covenants contained in this Section 10 and agrees that, in the event of such breach, the disclosing Party may, in addition to the other remedies that may be available to it, apply to a court for an injunction to prevent breaches of this Section 10 and to enforce specifically the terms and provisions of this Section 10. Notwithstanding any other section hereof, the provisions of this Section 10 shall survive the termination of this Agreement.

11.	Assignment; Partnership Change in Control

11.1	Neither Party may assign its rights under this Agreement without prior written consent from the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may assign its rights under this Agreement to a successor in interest resulting from any merger, reorganization, consolidation or as part of a sale of all or substantially all of its assets. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the successors and assigns of the Parties hereto.

11.2	MPC’s obligations hereunder shall not terminate in connection with a Partnership Change of Control, provided, however, that in the case of any Partnership Change of Control, MPC shall have the option to extend the Term of this Agreement as provided in Section 2. MPL shall provide MPC with notice of any Partnership Change of Control at least sixty (60) Days prior to the effective date thereof.

11.3	Nothwithstanding anything in the foregoing to the contrary, in the event of any change in ownership of the Pipeline System or MPL, such that MPLX LP, a Delaware limited partnership, does not, directly or indirectly, hold a majority ownership interest in the Pipeline System or its record owners, MPC shall have the right to cancel this Agreement during the sixty (60) Day period following such change in ownership by providing MPL or its successor a minimum of thirty (30) Days prior written notice.

12.	Representations and Warranties

Each Party to this Agreement represents and warrants to the other that it is an entity duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite corporate power and corporate authority to enter into this Agreement and to carry out the terms and provisions hereof.

13.	Termination and Amendment

13.1	This Agreement may not be terminated, except as expressly provided herein, nor may any of its provisions be amended or waived without prior written consent of both Parties hereto.

13.2	Neither failure nor delay by MPL or MPC to exercise any right or remedy provided herein shall operate as a waiver with respect to a future exercise thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

13.3	In the event of any breach of a term or condition of this Agreement by either Party, the other Party’s remedy shall be limited to the direct damages caused thereby and in no event shall a Party be liable to the other Party for any consequential, indirect, pecuniary, punitive, or economic damages, howsoever caused.

13.4	Upon termination of this Agreement for reasons other than a default by MPC or any other termination of this Agreement initiated by MPC pursuant to Section 4 or Section 7, MPC shall have the right to require MPL to enter into a new transportation services agreement with MPC that (a) is consistent with the terms and objectives set forth in this Agreement and (b) has commercial terms that are, in the aggregate, equal to or more favorable to MPL than fair market value terms as would be agreed by similarly-situated parties negotiating at arm’s length provided; however, that the term of any such new transportation services agreement shall not extend beyond December 31, [2032].

13.5	In the event MPL proposes to enter into a transportation services agreement with a third party upon the termination of this Agreement for reasons other than a default by MPC or any other termination of this Agreement initiated by MPC pursuant to Section 4 or Section 7, MPL shall give MPC ninety (90) days’ prior written notice of any proposed new transportation services agreement with a third party, which notice shall include details of all the material terms and conditions of such proposed transportation services agreement and MPC shall have thirty (30) Days following MPC’s receipt of such written notice (the “First Offer Period”) in which MPC may make a good faith offer to enter into a new transportation services agreement with MPL (the “Transportation Right of First Refusal”). If MPC makes an offer on terms no less favorable to MPL than the third-party offer with respect to such transportation services agreement during the First Offer Period, then MPL shall be obligated to enter into a transportation services agreement with MPC on the terms set forth in Section 13.5. If MPC does not exercise its Transportation Right of First Refusal in the manner set forth above, MPL may, for the next ninety (90) days, proceed with the negotiation of such third-party transportation services agreement. If no third-party transportation services agreement is consummated during such ninety (90) day period, the terms and conditions of this Section 13.6 shall again become effective.

14.	Notices

Any notice, statement, or invoice provided for in this Agreement shall be in writing and shall be considered as having been given if hand carried, facsimiled, emailed, or if mailed by United States mail, postage prepaid, to the following address, respectively:

MPC:

Name:	Marathon Petroleum Company LP
Address:	539 S. Main Street Findlay, OH 45840
Attention:	President
Fax:	(419) ______________
Email:	___________________

MPL:

Name:	Marathon Pipe Line LLC
Address:	539 S. Main Street Findlay, OH 45840
Attention:	President
Fax:	(419) ______________
Email:	___________________

or to such other address as such Party may indicate by a notice delivered in accordance with this Section 14.

15.	Governing Law

This Agreement shall be construed and interpreted in accordance with the laws of the State of Ohio, without recourse to any principles of law governing conflicts of law, which might otherwise be applicable.

16.	Severability

In the event any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, or by an empowered government agency, such findings shall not affect the remaining provisions of this Agreement, which are not found to be invalid, illegal or unenforceable, unless such construction would be unreasonable.

17.	Default

17.1	Either Party hereunder shall be in default if such Party: (a) materially breaches any provision of this Agreement and such breach is not cured within fifteen (15) Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party; (b) becomes insolvent, enters voluntary or involuntary bankruptcy or makes an assignment for the benefit of creditors; (c) fails to pay any undisputed sums due hereunder.

17.2	If either Party is in default as described above, then the non-defaulting Party may: (a) terminate this Agreement upon notice to the defaulting Party; (b) withhold any payments due to the defaulting Party under this Agreement; and/or (c) pursue any other remedy at law or in equity.

18.	Waiver of Jury Trial

18.1	EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

IN WITNESS WHEREOF, MPL and MPC have caused this Agreement to be duly executed, all as of the date set forth above.

Marathon Pipe Line LLC

By:

Name:

Title:

Marathon Petroleum Company LP By: MPC Investment LLC, its General Partner

By:

Name:

Title: